Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

ReposiTrak, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock, $0.01 par value per share: To be issued under the 2023 Omnibus Equity Incentive Plan	457(c), 457(h)	400,000	(2)	$10.385	(4)	$4,154,000	0.00014760	$613.13
Fees to be Paid	Equity	Common Stock, $0.001 par value per share: To be issued under the 2023 Employee Stock Purchase Plan	457(c), 457(h)	50,000	(3)	$10.385	(4)	$519,250	0.00014760	$76.65
Carry Forward Securities

Total Offering Amounts	$4,673,250	689.78
Total Fee Offsets		-
Net Fee Due		$689.78

(1)

Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (the “Registration Statement”) also covers an indeterminate number of shares of common stock, $0.01 par value per share (“Common Stock”), of ReposiTrak, Inc. (the “Registrant”) that may be offered or issued by reason of stock splits, stock dividends or similar transactions.

(2)	Represents 400,000 shares of Common Stock reserved for future issuance under ReposiTrak, Inc. 2023 Omnibus Equity Incentive Plan.
(3)	Represents 50,000 shares of Common Stock reserved for future issuance under the ReposiTrak, Inc. 2023 Employee Stock Purchase Plan.
(4)

Estimated solely for purposes of calculating the registration fee pursuant to Securities Act Rule 457(c) and (h) based on the average of the high and low prices of the Registrant’s Common Stock reported on the New York Stock Exchange on January 4, 2024.